1235 Water Street
East Greenville, PA 18041
Tel 215 679-7991
Press Release
Knoll Reports Strong Third Quarter Results
Office segment margins and profits at highest level since 2012.
EAST GREENVILLE, PA, October 17, 2014 -- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2014. Net sales were $268.3 million for the quarter, an increase of 23.7% from third quarter of 2013. Organically, excluding the impact of HOLLY HUNT®, which we acquired on February 3, 2014, sales increased 10.1% when compared with the third quarter of 2013. Operating profit for the quarter was $23.3 million. Operating profit increased 36.3% for the quarter when compared to operating profit of $17.1 million in the third quarter of 2013. Net income for the third quarter of 2014 was $15.7 million, an increase of 82.6% when compared with the third quarter of 2013. Diluted earnings per share was $0.33 for the quarter compared to $0.18 per share in the prior year.
"It was a strong quarter as our strategy delivered better than industry growth and operating margins," commented Andrew Cogan, CEO. "The combination of the continued turn of our North America Office business, double-digit organic growth, and the addition of our HOLLY HUNT acquisition are coming together to start to deliver the kind of performance we would expect," he added.
Third Quarter Results
Third quarter 2014 financial results highlights are as follows:

Dollars in Millions, Except Per Share Data	Three Months Ended		Percent
	9/30/2014	9/30/2013	Change
Net Sales	$268.3	$216.9	23.7%
Gross Profit	95.0	72.4	31.2%
Gross Profit %	35.4%	33.4%	6.0%
Operating Expenses	71.7	55.3	29.7%
Operating Profit	23.3	17.1	36.3%
Operating Profit %	8.7%	7.9%	10.1%
Net Income Attributable to Knoll, Inc. Stockholders	15.7	8.6	82.6%
Earnings Per Share - Diluted	0.33	0.18	83.3%

Organic net sales growth is a non-GAAP financial measure and represents the change in net sales excluding the impact of HOLLY HUNT, which we acquired on February 3, 2014. For a reconciliation of organic net sales growth to net sales, see "Reconciliation of Non-GAAP Financial Measures" below.
Net sales for the Office segment were $166.8 million during the third quarter of 2014, an increase of $16.3 million, or 10.8%, when compared with the third quarter of 2013. The increase in sales in the Office segment was the result of growth attributable to new workplace models and office systems. Offsetting this growth in the Office segment was a marginal decline in government sales year-over-year. Net sales for the Studio segment was $72.2 million, an increase of $34.5 million, or 91.5%, when compared with the third quarter of 2013. The increase in sales in the Studio segment was due to the acquisition of HOLLY HUNT, which occurred during the first quarter of 2014, as well as organic growth in Europe and North America. Excluding HOLLY HUNT, organic sales increased in the Studio segment during the third quarter of 2014 by $5.0 million, or 13.3%. Net sales for the Coverings segment were $29.3 million, an increase of $0.6 million, or 2.1%, when compared with the third quarter of 2013. Net sales growth in the Coverings segment is attributable to improved year-over-year sales performance in our leather and felt businesses.
Gross profit for the third quarter of 2014 was $95.0 million, an increase of $22.6 million, or 31.2%, when compared with the same period in 2013. During the third quarter 2014, gross margin (gross profit as a percentage of net sales) increased to 35.4% from 33.4% in the same quarter of 2013. The increase in gross margin from the third quarter of 2013 mainly resulted from the mix of higher margin sales, primarily attributable to our Studio segment, which includes the results of HOLLY HUNT.
Operating expenses were $71.7 million, or 26.7% of net sales, compared to $55.3 million, or 25.5% of net sales, for the third quarter of 2013. The increase in operating expenses during the third quarter of 2014 was in large part due to additional operating expenses from HOLLY HUNT and greater commission and incentive compensation accruals incurred as a result of higher sales and profits.
Operating profit for the third quarter of 2014 was $23.3 million, an increase of $6.2 million, or 36.3%, when compared to the same period in 2013. Operating profit for the Office segment was $8.3 million in the third quarter of 2014, an increase of $2.6 million, or 45.6% when compared with the third quarter of 2013. Operating profit for the Studio segment was $9.1 million, an increase of $3.8 million, or 71.7% when compared with the third quarter of 2013. Operating profit for the Coverings segment was $5.9 million, a decrease of $0.2 million, or 3.3% when compared to the third quarter of 2013.
During the third quarter of 2014, other (income) expense was ($3.3) million. Other income for the third quarter of 2014 primarily related to foreign exchange gains, which increased diluted earnings $0.04 per share. During the third quarter of 2013, other (income) expense was $2.2 million. Other expense for the third quarter of 2013 primarily related to foreign exchange losses, which decreased diluted earnings $0.03 per share.
The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 36.8% for the quarter, as compared to 35.9% for the same period last year.
Net income for the third quarter 2014 was $15.7 million, or $0.33 diluted earnings per share, as compared to $8.6 million, or $0.18 per share, for the same quarter in 2013.
During the third quarter of 2014 and 2013, cash provided by operations was $33.4 million and $15.3 million, respectively. Capital expenditures for the third quarter of 2014 totaled $14.3 million compared to $3.3 million in the comparable period for 2013. During the third quarter of 2014, the Company paid a quarterly dividend of $5.7 million, or $0.12 per share, compared to a quarterly dividend of $5.6 million, or $0.12 per share, in the third quarter of 2013.

“Just 2 full quarters after the acquisition of HOLLY HUNT our leverage ratio is down to 2.73:1. The strong performance of this acquisition coupled with growing profits in our core businesses and debt reduction have contributed to this improvement,” commented Craig B. Spray, SVP & CFO.

Business Segment Results
The following information categorizes the Company's results into its defined reporting segments.
The Office segment serves corporate, government, healthcare, retail and other customers in North America and offers a portfolio of office furnishing solutions including office systems, seating, storage, tables, desks and KnollExtra® ergonomic accessories. The Office segment also includes international sales of our North American office products. The Studio segment includes KnollStudio®; Knoll Europe, which sells primarily KnollStudio products; Richard Schultz® Design; and HOLLY HUNT®. The Coverings segment includes, KnollTextiles®, Spinneybeck®, Edelman® Leather, and Filzfelt®. These businesses serve a wide range of customers offering high quality textiles and leather.

	Three Months Ended September 30,
	(in millions)
Net Sales	2014	2013
Office	$166.8	$150.5
Studio	72.2	37.7
Coverings	29.3	28.7
Total Net Sales	$268.3	$216.9

	Three Months Ended September 30,
	(in millions)
Operating Profit	2014	2013
Office	$8.3	$5.7
Studio	9.1	5.3
Coverings	5.9	6.1
Total Operating Profit	$23.3	$17.1

 Reconciliation of Non-GAAP Financial Measures

This release contains adjusted EBITDA and organic sales growth (decline) measures, which are non-GAAP financial measures.  Organic sales growth (decline) represents the change in net sales excluding the impact of HOLLY HUNT. Adjusted EBITDA represents net income adjusted for items such as interest, taxes, depreciation, amortization, and other non-cash items. We present these non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

These non-GAAP measures are not indicators of our financial performance under GAAP and should not be considered as an alternative to the applicable GAAP measure. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating these non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using non-GAAP measures only supplementally.

The following table reconciles net sales to organic net sales for the periods indicated.

	Three Months Ended September 30, 2014			Three Months Ended September 30, 2013
	(in millions)			(in millions)
	Net Sales	Holly Hunt	Organic Net Sales	Net Sales
Office	$166.8	$—	$166.8	$150.5
Studio	72.2	29.5	42.7	37.7
Coverings	29.3	—	29.3	28.7
Total	$268.3	$29.5	$238.8	$216.9
Percent change over prior year	23.7%		10.1%

The following table illustrates the computation of our bank leverage calculation is in accordance with our second Amended and Restated Credit Agreement dated May 20, 2014.

	9/30/2013	12/31/2013	3/31/2014		6/30/2014		9/30/2014
Debt Levels (1)	$188.8	$178.8	$289.8		$287.8		$283.7
LTM Net Income ($mm)	40.0	23.1	25.3		28.2		39.1
LTM Adjustments
Interest	5.4	5.3	5.5		5.9		6.3
Taxes	23.6	15.4	15.8		17.4		21.7
Depreciation and Amortization	16.4	16.3	16.9		17.8		18.6
Non-cash items (2)	7.6	20.4	27.1		28.8		18.1
LTM Adjusted EBITDA	$93.0	$80.5	$90.6	(3)	$98.1	(3)	$103.8	(3)
Bank Leverage Calculation (4)	2.03	2.22	3.20		2.93		2.73

(1) - Outstanding debt levels include outstanding letters of credit and guarantee obligations. Excess cash over $15.0 million reduces outstanding debt per the terms of our credit facility, a copy of which was filed with the Securities and Exchange Commission on May 21, 2014.

(2) - Non-cash items include, but are not limited to, stock-based compensation expenses, unrealized gains and losses on foreign exchange, an intangible asset impairment charge, and restructuring charges.

(3) - Includes an annualized proforma EBITDA for HOLLY HUNT, which was acquired on February 3, 2014.

(4) - Debt divided by LTM Adjusted EBITDA, as calculated in accordance with our credit facility.

Conference Call Information
Knoll will host a conference call on Friday, October 17, 2014 at 10:00 A.M. EST to discuss its financial results.
The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".
The conference call may also be accessed by dialing:
North America     877 703-6105
International     857 244-7304
Passcode      36227863
A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.
In addition, an audio replay of the conference call will be available through October 24, 2014 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 25526336).
About Knoll
Knoll is recognized internationally for workplace and residential design that inspires, evolves and endures. Our portfolio of furniture, textiles, leathers and accessories brands, including Knoll, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck, FilzFelt, Edelman Leather, and HOLLY HUNT, reflects our commitment to modern design that meets the diverse requirements of high performance offices and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue and profit levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals,” "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry, our publicly announced plans for increased capital and investment spending to achieve our long-term revenue and profitability growth goals, and our expectations with respect to leverage. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed furniture solutions, changes in the competitive marketplace, changes in the trends in the market for furniture or coverings, the financial strength and stability of our suppliers, customers and dealers, access to capital, our ability to successfully integrate acquired businesses, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts
Investors: Craig B. Spray
Senior Vice President and Chief Financial Officer
Tel 215 679-1752
cspray@knoll.com

Media: David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$268,297	$216,898	$763,425	$631,796
Cost of sales	173,335	144,559	494,784	425,949
Gross profit	94,962	72,339	268,641	205,847
Selling, general, and administrative expenses	71,647	55,288	211,102	166,094
Restructuring charges	—	—	203	—
Operating profit	23,315	17,051	57,336	39,753
Interest expense	1,899	1,484	5,514	4,496
Other (income) expense, net	(3,294)	2,224	(3,098)	(1,273)
Income before income tax expense	24,710	13,343	54,920	36,530
Income tax expense	9,088	4,793	20,266	14,018
Net income	15,622	8,550	34,654	22,512
Net loss attributable to noncontrolling interests	(31)	—	(39)	—
Net income attributable to Knoll, Inc. stockholders	$15,653	$8,550	$34,693	$22,512

Earnings per share attributable to Knoll, Inc. stockholders:
Basic	$0.33	$0.18	$0.73	$0.48
Diluted	$0.33	$0.18	$0.72	$0.47
Weighted-average shares outstanding:
Basic	47,376,605	46,915,660	47,314,810	46,882,362
Diluted	48,072,632	47,679,422	48,032,710	47,615,305

KNOLL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,700	$12,026
Customer receivables, net	94,565	104,171
Inventories	138,728	96,449
Prepaid and other current assets	33,392	23,553
Total current assets	282,385	236,199
Property, plant, and equipment, net	162,228	137,893
Goodwill and Intangible assets, net	383,223	294,646
Other non-current assets	10,031	8,596
Total Assets	$837,867	$677,334
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,000	$—
Accounts payable	97,477	91,378
Other current liabilities	102,629	76,925
Total current liabilities	210,106	168,303
Long-term debt	251,500	173,000
Other non-current liabilities	136,551	107,589
Total liabilities	598,157	448,892
Total equity	239,710	228,442
Total Liabilities and Equity	$837,867	$677,334

KNOLL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Nine Months Ended
	September 30,
	2014	2013
	(Unaudited)	(Unaudited)
Net income	$34,654	$22,512
Cash Flows provided by Operating Activities	64,716	31,349
Cash Flows used in Investing Activities	(125,656)	(20,761)
Cash Flows provided by (used in) Financing Activities	66,141	(27,150)
Effect of exchange rate changes on cash and cash equivalents	(1,527)	119
Increase (decrease) in cash and cash equivalents	3,674	(16,443)
Cash and cash equivalents at beginning of period	12,026	29,956
Cash and cash equivalents at end of period	$15,700	$13,513